Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: October 27, 2016
Contact: Angela Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports Third Quarter 2016 Preliminary
Unaudited Financial Results

Net Income Totaled $74 Million for the Quarter Ended September 30, 2016
Advances Grew to $125.8 Billion at September 30, 2016

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2016. The Bank expects to file its Third Quarter 2016 Form 10-Q with the Securities and Exchange Commission (SEC) on or before November 15, 2016.

Summary

The Bank recorded $74 million in net income for the third quarter and $493 million through the first nine months of the year. The Bank’s year-to-date net income in 2016 was significantly impacted by $337 million of net gains on litigation settlements on private-label mortgage-backed securities (MBS) litigation, none of which were recorded in the third quarter. The Bank acquired the rights to the private-label MBS litigation interests as a result of its merger with the Federal Home Loan Bank of Seattle (Seattle Bank) (the Merger) in mid-2015.

The Bank’s net interest income totaled $117 million in the third quarter and $314 million year-to-date, both improvements from the comparable periods in 2015, reflecting increases in the Bank’s average advances and investments, a portion of which for the year-to-date period was attributable to the assets acquired in the Merger. Advances, which totaled $125.8 billion as of September 30, 2016, continued to be the Bank’s single largest asset class, accounting for 71 percent of total assets.

As a result of the Bank’s 2016 year-to-date earnings, the Bank accrued $56 million for use in its Affordable Housing Program (AHP). Through the same period in 2015, the Bank accrued $11 million. The larger AHP year-to-date accrual for 2016 means the Bank’s AHP is positioned to meet more of the district’s affordable housing needs.

“The Federal Home Loan Bank of Des Moines’ financial performance remains strong,” said Michael L. Wilson, president and CEO. “We are delivering on our member value proposition, which is to be a reliable source of liquidity and funding. Our strong year-to-date earnings, attributable in large part to our private-label MBS settlements, has helped boost our retained earnings and positioned us to meet more of the affordable housing needs in our district.”

In November, the Board of Directors (Board) is scheduled to consider the third quarter 2016 dividend. An announcement is expected on or before November 15, 2016. For the second quarter, the Board declared an annualized dividend of 3.50 percent on activity-based stock and 0.75 percent on membership stock and paid a dividend totaling $41 million.

Detail

Operating Results

For the three and nine months ended September 30, 2016, the Bank recorded net income of $74 million and $493 million compared to $39 million and $100 million for the same periods in 2015. The Bank's net income for the nine months ended September 30, 2016 was boosted by $337 million of net gains on litigation settlements. The Bank did not record any litigation settlement gains in the quarter ending September 30, 2016.

The litigation settlements are the result of settlements with certain defendants in the Bank’s private-label MBS litigation. As a result of the Merger, the Bank is currently involved in a number of legal proceedings initiated by the Seattle Bank against various entities relating to its purchases and subsequent impairments of certain private-label MBS. Although the Seattle Bank sold all private-label MBS during the first quarter of 2015, the Bank continues to pursue these proceedings. The Bank did not record any gains on litigation settlements during the three months ended September 30, 2016. For both the three and nine months ended September 30, 2015, the Bank recorded net gains on litigation settlements of $12 million.

The Bank's net interest income totaled $117 million and $314 million for the three and nine months ended September 30, 2016 compared to $88 million and $236 million for the same periods last year. The increases were primarily due to an increase in interest income resulting from the higher interest rate environment and higher average advance and investment volumes, a portion of which for the year-to-date period was attributable to the assets acquired in the Merger. The Bank's net interest margin was 0.27 percent and 0.26 percent during the three and nine months ended September 30, 2016 compared to 0.29 percent for both the three and nine months ended September 30, 2015. The decline was primarily due to increased costs on the Bank’s interest-bearing liabilities driven by the higher interest rate environment and higher average volumes of advances that have lower margins relative to the Bank’s other interest-earning assets.

The Bank recorded a loss of $5 million and income of $319 million in other income (loss) for the three and nine months ended September 30, 2016 compared to losses of $12 million and $15 million for the same periods last year. Other income (loss) included litigation settlements which were the primary driver of the increase for the nine months ended September 30, 2016 as discussed above. Other factors impacting other income (loss) include net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, as described below.

During the three and nine months ended September 30, 2016, the Bank recorded net losses of $3 million and $76 million on its derivatives and hedging activities through other income (loss) compared to net losses of $43 million and $39 million during the same periods last year. These fair value changes were primarily attributable to the impact of changes in interest rates on interest rate swaps the Bank utilizes to hedge its investment securities portfolio. The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility.

During the three and nine months ended September 30, 2016, the Bank recorded net losses on trading securities of $2 million and net gains of $51 million compared to net gains of $17 million and $9 million for the same periods in 2015. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank's fixed rate trading securities and were generally offset by changes in fair value on derivatives that the Bank utilizes to economically hedge these securities. Trading securities are recorded at fair value with changes in fair value reflected through other income (loss).

Other expense totaled $28 million and $82 million for the three and nine months ended September 30, 2016 compared to $32 million and $108 million for the same periods last year. The decrease was primarily due to one-time merger related expenses incurred during the three and nine month periods ended September 30, 2015. Merger related expenses primarily included compensation and benefit expenses and merger transaction and integration expenses.

Balance Sheet Highlights

The Bank's total assets increased to $176.1 billion at September 30, 2016, from $137.4 billion at December 31, 2015, due primarily to a $36.7 billion increase in advances. Advances increased due to borrowings from a wide range of members with the most significant increase from a large depository institution member.

The Bank's total liabilities increased to $169.1 billion at September 30, 2016, from $131.8 billion at December 31, 2015, due primarily to an increase in consolidated obligations issued to fund the growth in the Bank’s assets.

Total capital increased to $7.0 billion at September 30, 2016, from $5.6 billion at December 31, 2015. Total capital was impacted by an increase in retained earnings and an increase in capital stock. Retained earnings increased to $1.3 billion due to net income earned. Capital stock increased due to increased member activity which was partially offset by the reclassification of $0.7 billion of capital stock, including all capital stock outstanding to captive insurance companies, to mandatorily redeemable capital stock. This capital stock reclassification was in response to the Finance Agency final rule affecting captive insurance company membership effective February 19, 2016.

Total regulatory capital increased to $7.7 billion at September 30, 2016, from $5.8 billion at December 31, 2015, both of which were above the required regulatory minimum. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

Additional financial information will be provided in the Bank's Third Quarter 2016 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or before November 15, 2016.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
	September 30,	December 31,
Statements of Condition (dollars in millions)	2016	2015
Advances	$125,828	$89,173
Investments	42,851	40,167
Mortgage loans held for portfolio, net	6,792	6,755
Total assets	176,074	137,374
Consolidated obligations	166,935	130,198
Mandatorily redeemable capital stock	675	103
Total liabilities	169,069	131,749
Capital stock - Class B putable	5,658	4,714
Additional capital from merger	92	194
Retained earnings	1,294	801
Accumulated other comprehensive income (loss)	(39)	(84)
Total capital	7,005	5,625
Total regulatory capital[1]	7,719	5,812

1     Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Results (dollars in millions)	2016	2015	2016	2015
Net interest income	$117	$88	$314	$236
Provision (reversal) for credit losses on mortgage loans	1	1	2	2
Other income (loss):
Net gains (losses) on trading securities	(2)	17	51	9
Net gains (losses) on derivatives and hedging activities	(3)	(43)	(76)	(39)
Gains on litigation settlements, net	—	12	337	12
Other, net	—	2	7	3
Total other income (loss)	(5)	(12)	319	(15)
Total other expense	28	32	82	108
Net income before assessments	83	43	549	111
Affordable Housing Program assessments	9	4	56	11
Net income	$74	$39	$493	$100
Performance Ratios
Net interest spread	0.24%	0.27%	0.23%	0.27%
Net interest margin	0.27%	0.29%	0.26%	0.29%
Return on average equity	4.35%	3.08%	10.58%	2.91%
Return on average capital stock	5.40%	3.92%	12.97%	3.66%
Return on average assets	0.17%	0.13%	0.41%	0.12%
Regulatory capital ratio	4.38%	4.34%	4.38%	4.34%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's Third Quarter 2016 Form 10-Q expected to be filed on or about November 15, 2016 with the SEC.

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On May 31, 2015, the Bank completed the Merger with the Seattle Bank. The Merger had a significant impact on all aspects of the Bank's financial condition, results of operations, and cash flows. As a result, the financial results for the current period are not directly comparable to the financial results prior to the Merger.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to over 1,400 members, including commercial banks, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.